Exhibit 99.1

Everbridge Completes Voluntary Tender Offer for Unified Messaging Systems ASA

BURLINGTON, Mass.—April 3, 2018 — Everbridge, Inc. (NASDAQ: EVBG) today announced that Everbridge Holdings Limited (“Everbridge”) has today successfully completed the voluntary offer (the “Offer”) to acquire the entire issued share capital of Unified Messaging Systems ASA (“UMS”). Payment of the offer price is being made today to the UMS shareholders who accepted the offer. At the same time, 184,746,970 tendered shares are being transferred to Everbridge. As a result, Everbridge now holds 186,484,989 shares representing approximately 94.2% of the total shares in UMS on a fully diluted basis.

Everbridge intends to initiate a compulsory acquisition of the remaining outstanding shares of UMS in accordance with applicable laws and propose that an application is filed with the Oslo Stock Exchange to de-list the shares of UMS. A separate announcement will be released once the compulsory acquisition has been resolved in accordance with the Norwegian Securities Trading Act section 6-22 cf. the Norwegian Public Limited Companies Act Section 4-25.

About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to keep people safe and businesses running faster. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events such as IT outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 3,500 global customers rely on the company’s SaaS-based platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes, and track progress on executing response plans. The company’s platform sent over 2 billion messages in 2017, and offers the ability to reach more than 200 countries and territories with secure delivery to over 100 different communication devices. The company’s critical communications and enterprise safety applications include Mass Notification, Incident Management, Safety Connection™, IT Alerting, Visual Command Center®, Crisis Commander®, Community Engagement™ and Secure Messaging. Everbridge serves 9 of the 10 largest U.S. cities, 8 of the 10 largest U.S.-based investment banks, 25 of the 25 busiest North American airports, six of the 10 largest global consulting firms, six of the 10 largest global auto makers, all four of the largest global accounting firms, four of the 10 largest U.S.-based health care providers and four of the 10 largest U.S.-based health insurers. Everbridge is based in Boston and Los Angeles with additional offices in San Francisco, Lansing, Orlando, Beijing, London, and Stockholm For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

Cautionary Language Concerning Forward-Looking Statements:

This news release contains certain forward-looking statements that are based on uncertainty, as they relate to events and depend on circumstances that will occur in the future and which, by their nature, may have an impact on results of operations and the financial condition of Everbridge and/or UMS. Such forward-looking statements reflect current expectations and are based on the information currently available. Neither Everbridge nor UMS can give any assurance as to whether such forward-looking statements will prove to be correct. These forward-looking statements include statements regarding the Offer, including the terms and conditions of the Offer and expected timing. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things, satisfactions of conditions to the Offer and investor participation in the Offer.

About UMS

Unified Messaging Systems ASA is a Norwegian technology company with international operations, headquartered in Oslo. The company has more than 1,200 customers worldwide reaching over 500 million people with its systems for public notifications. The company was founded in 1998 and is established as an industry leader within the area of critical communication and population alerting systems.

Media Contact:

Everbridge

Jeff Benanto, 781-373-9879

jeff.benanto@everbridge.com

Investor Contact:

ICR

Garo Toomajanian, 818-230-9712

ir@everbridge.com